Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Akebia Therapeutics, Inc. 2014 Incentive Plan, as amended, and Inducement Stock Option Awards (January 2021 – December 2021) of Akebia Therapeutics, Inc. of our reports dated February 25, 2021, with respect to the consolidated financial statements of Akebia Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Akebia Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
January 28, 2022